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                                   EXHIBIT 99



             SYBASE ANNOUNCES SETTLEMENT OF CLASS ACTION LAWSUIT AND
                               DERIVATIVE LAWSUIT

EMERYVILLE, CA, APRIL 18, 2000 -- Sybase, Inc. (NASDAQ: SYBS) today announced it had agreed to settle two consolidated lawsuits filed against the Company and its officers and directors arising out of the Company's restatement of financial results for 1997.

The first settlement resolves the consolidated federal securities class action lawsuits. The second settlement resolves consolidated shareholder derivative lawsuits filed in California State court. Both settlements are subject to court approval.

Since the Company has also settled, subject to court approval, consolidated lawsuits filed against the Company and its officers and directors following the Company's announcement of its preliminary results for the quarter ended March 31, 1995, all pending securities class actions against Sybase have now been settled.

Daniel Carl, Sybase vice president, corporate general counsel and secretary, said the Company believes that the settlements are in the best interests of Sybase and its shareholders since they remove the uncertainty, expense, and distraction of continuing litigation. He pointed out that the settlements will have no financial impact on the Company going forward.

ABOUT SYBASE, INC.

Headquartered in Emeryville, CA, Sybase, Inc., is one of the largest global independent software companies. Sybase helps businesses integrate, manage and deliver applications, content and data anywhere they are needed. The company's products, combined with its world-class professional services and partner technologies, provide a comprehensive platform for integrated, end-to-end solutions in mobile and embedded computing, data warehousing and Web environments. Sybase focuses especially on Enterprise Portal (EP) solutions, which give businesses the ability to extend their enterprise to customers, partners and suppliers by converting stored data into useful information, which can be organized, integrated and personalized for use anywhere at anytime. Sybase customers represent the industries leading the global economy, with strong concentrations in financial services, public sector, telecommunications and healthcare. The company's Web address is http://www.sybase.com.

SPECIAL NOTE: Statements in this release concerning the impact of the settlements on Sybase are forward looking statements that involve a number of uncertainties and risks including the possibility that the settlements might not be approved by the courts.

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Sybase and any other products mentioned are trademarks or registered trademarks of Sybase, Inc. All other company and product names mentioned might be trademarks of the respective companies with which they are associated.



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